FULLY ELECTRIC FULLY RENEWABLE Nasdaq: LITM ISSUER FREE WRITING PROSPECTUS Snow Lake Resources Ltd., d/b/a Snow Lake Lithium Ltd. Dated September 23, 2022 Filed Pursuant to Rule 433 Related to the Preliminary Prospectus dated September 23, 2022 and Registration Statement No. 333 -

ENABLING A SUSTAINABLE FUTURE Nasdaq: LITM DISCLAIMER & FORWARD - LOOKING STATEMENTS No securities commission or securities regulatory authority or other regulatory authority has reviewed, passed upon or endorsed the accuracy or adequacy of this document . Any representation to the contrary is unlawful and is expressly disclaimed by Snow Lake Resources Ltd . , d/b/a Snow Lake Lithium Ltd . (“Company”) . The information contained in this presentation does not purport to be all - inclusive or to contain all information that prospective investors may require . Prospective investors are encouraged to conduct their own analysis and reviews of the Company and of the information contained in this presentation . Prospective investors should consult their own professional advisors to assess their potential investment in the Company . The remarks contained in this presentation (“Presentation” may contain forward - looking statements relating to the Company’s operations or to its business environment . Such statements are based on the Company’s operations, forecasts, and projections, but are not guarantees of future performance and involve risks and uncertainties that are difficult to predict or control . A number of factors could cause actual outcomes and results to differ materially from those expressed . Although any such forward - looking statements are based upon what management believes to be reasonable assumptions, the Company cannot guarantee that actual results will be consistent with these forward - looking statements . In addition, the Company disclaims any obligation to update or revise any forward - looking statements, for any reason . We also do not commit in any way to guarantee that we will continue reporting on items or issues that arise . This Presentation has been provided to the recipient for information purposes only and no representation or warranty, express or implied, is made as to the completeness or accuracy of the information contained herein . The contents are not to be reproduced or distributed to the public or press . The information contained herein is not guaranteed as to its accuracy or completeness . Throughout this Presentation various logos and trademarks will be used . These trademarks and logos are the property of their respective owners . This presentation contains or references to certain market, industry and peer group data which is based upon information from independent industry publications, market research, analyst reports and surveys and other publicly available sources . Although Snow Lake Lithium believes these sources to be generally reliable, such information is subject to interpretation and cannot be verified with complete certainly due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other inherent limitations and uncertainties . Snow Lake Lithium has not independently verified any of the data from third party sources referred to in this presentation and accordingly, the accuracy and completeness of such data is not guaranteed . An investment in the Company's securities should be considered highly speculative . There is no guarantee that an investment in the Company will earn any positive return in the short or long term . An investment in the Company is appropriate only for investors who have the capacity to absorb a loss of some or all of their investment . There are certain risk factors associated with an investment in the Company’s securities . In addition, there are a number of risk factors that could cause future results to differ materially from those described herein . Additional risks and uncertainties, including those that the Company does not know about now or that it currently deems immaterial, may also adversely affect the Company’s business or any investment therein . 2

ENABLING A SUSTAINABLE FUTURE Nasdaq: LITM SNOW LAKE LITHIUM FREE WRITING PROSPECTUS STATEMENT This presentation highlights basic information about us and the proposed offering . Because it is a summary, it does not contain all of the information that you should consider before investing . We have filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this presentation relates, which registration statement has not yet been declared effective by the SEC . Before you invest, you should read the preliminary prospectus and the registration statement (including the risk factors described therein) for more complete information about us and the offering . You may access these documents for free by visiting EDGAR on the SEC Website at http : //www . sec . gov . Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact ThinkEquity LLC, Prospectus Department, 17 State Street, 41 st Floor, New York, New York 10004 , telephone : (646) 968 - 9355 or e - mail : prospectus@think - equity . com . This presentation does not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction . The offering is only being made by means of the prospectus . 3

RECENT DEVELOPMENTS

LG Energy Solutions MOU

Snow Lake Lithium and LGES will collaborate to explore the opportunity to create one of Canada's first lithium hydroxide processing plants in CentrePort, Southern Manitoba. Under the terms of the MOU, Snow Lake Lithium will supply LGES with lithium over 10 years once production starts in 2025.

Metallurgy

Committed to launching a fully integrated operation from ore mining to hydroxide processing in order to supply the North American EV market.

Feasibility

With rising demand for and the increasing scrutiny on the carbon footprint of the raw materials in manufacturing, Snow Lake is positioned to provide carbon free, conflict free lithium by operating a fully electric lithium mine running on renewable power

Engineering

Snow Lake Lithium expecting to produce enough lithium to power five million electric vehicles over ten years in North America

Baseline studies

The first step in progressing the environmental permitting process required for full scale commercial mining and production at the Snow Lake Lithium mine.

20k drill campaign

Snow Lake has successfully completed over 20,000 meters of additional drilling on the Snow Lake Lithium project, tripling the amount of drilling that can be used towards the Company's resource expansion plans scheduled to be completed this fall.

SNOW LAKE LITHIUM Nasdaq: LITM
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ENABLING A SUSTAINABLE FUTURE Nasdaq: LITM OUR STORY Snow Lake Lithium (Nasdaq: LITM) is committed to operating a fully renewable and sustainable lithium mine that can deliver a completely traceable, carbon neutral and zero harm product to the electric vehicle and battery market in North America. 5

ENABLING A SUSTAINABLE FUTURE Nasdaq: LITM INVESTMENT HIGHLIGHTS Vertically integrated through our partnership with LG Energy Solution Powered by 99% renewable energy and launching the first fully electric lithium mine Geographic proximity to the expanding North American electric vehicle and positions us as an integral provider of sustainable raw materials 6 Based on current resource, a fully functioning lithium mine could produce 160,000 tonnes per annum of 6% lithium spodumene concentrate over an 8 - 10 year period. Which would equate to 500k electric vehicles per year. 55,318 - acre site has only been 1% explored and already uncovered 11.1 million metric tonnes indicated and inferred resource at 1% Li2O. In 2022, over 20,000 meters of drilling was completed which will be incorporated into our resource update in Q4 2022. Leadership team of experienced mining executives and operators, with a track record of de - risking and delivering

ENABLING A SUSTAINABLE FUTURE Nasdaq: LITM SIGNIFICANT TAILWINDS DRIVEN BY RECENT US LEGISLATION Inflation Reduction Act (IRA) set to increase domestic battery and critical mineral production The Inflation Reduction Act, which was signed into law on August 16th, 2022, marks the most significant climate legislation in United States history and has streamlined approximately $370 billion in climate and clean energy investments 7 • The IRA extends the Section 30D $7,500 tax credit for electric vehicles (through 2032) that satisfy several benchmarks regarding qualified manufacturers, the sourcing of battery materials, and final assembly within North America. In addition, the federal tax credit related to EV charging equipment has been extended through 2032. • The $7,500 tax credit is comprised of two sections, (1) $3,750 for the critical minerals either extracted in the US (or country with which US has free trade agreement) or recycled in North America and (2) $3.750 for the battery components (further details below). • With respect to the battery from which the electric motor of such vehicle draws electricity, the percentage of the value of components contained in such battery that are manufactured or assembled in North America must be equal to or greater than the applicable percentage: 50 60 70 80 90 100 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% 2023 2024-2025 2026 2027 2028 2029 Tax Credit Battery Component (%) Manufactured or Assembled in North America Requirements

SNOW LAKE LITHIUM AND LGES SUPPLY CHAIN AGREEMENT

SNOW LAKE LITHIUM™ fully renewable fully electric™ | LG Energy Solution

Snow Lake Resources Ltd., d/b/a Snow Lake Lithium Ltd. (Nasdaq:LITM) ("Snow Lake Lithium") has signed a non-binding Memorandum of Understanding (MOU) with LG Energy Solution (LGES: KRX 373220) as a next step towards building the domestic supply chain for the North American electric vehicle market.

Snow Lake Lithium and LGES will collaborate to explore the opportunity to create one of Canada's first lithium hydroxide processing plants in CentrePort, Southern Manitoba. Under the terms of the MOU, Snow Lake Lithium will supply LGES with lithium over 10 years once production starts in 2025.

LGES, a subsidiary of LG Energy Solution, is a leading global manufacturer of lithium-ion batteries for electric vehicles, mobility, IT and energy storage systems.

LGES's robust global network, which spans North America, Europe, Asia and Australia, includes battery manufacturing facilities established through joint ventures with major OEMs such as General Motors, Honda, Stellantis N.V. and Hyundai Motor Group.

Map of the 7 committed Gigafactories


Snow Lake Lithium
Lansing, Michigan
Windsor, Ontario
Holland City Michigan
Rosetown Ohio
Springhill, Tennessee
Arizona

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THE ENVIRONMENT AND CLIMATE CONTROL

SNOW LAKE LITHIUM™ fully renewable fully electric™ | LG Energy Solution

LG Energy Solution is a specialised company that provides a variety of energy solutions in Advanced Automotive, Mobility & IT and ESS

LG leads in the fast-growing green energy sector and global EV market with a social responsibility strategy that promotes 8 critical areas that relate to the environment and climate action. The environment sectors are human rights, safety, and society and the climate action sectors are, closed-loop, human capital, and responsible supply chain management

As the first South Korean battery manufacturer to join RE100, LG Energy Solution is protecting the environment by advancing the goal of transitioning all businesses to 100% renewable energy 20 years ahead of the suggested schedule

LGES is expanding its R&D, manufacturing, and sales bases throughout key regions, including South Korea, China, and the United States over the next three years

In 2022 LGES established 'NextStar Energy' with Stellantis - a 45GWh gigafactory in Ontario

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STRATEGICALLY LOCATED
LITHIUM HYDROXIDE PLANT

Proposed lithium processing facility in CentrePort Canada positioned adjacent to commerical mine and major auto manufacturers

- On September 23, 2022, Snow Lake Lithium signed a non-binding MOU with **LG Energy Solution** to explore the opportunity to create one of Canada's first lithium hydroxide processing plants in CentrePort, Southern Manitoba
    - Partnership includes the delivery of lithium to LGES for a 10-year period once production starts in 2025
- Announced April 11, 2022, Snow Lake contracted Primero to deliver the scoping study to assess the proposed lithium hydroxide plant in South Manitoba
    - Primero brings world-class, hands-on lithium experience through its vertically integrated project management across the global resources industry
- The addition of a lithium hydroxide plant will enable the seamless integration of the domestic supply of this critical resource to the North America electric vehicle industry
- Strategically located within 700km from the Thompson Brothers Lithium project and connected to major national and international trade gateways
    - Located with access to trimodal transportation, state-of-the-art infrastructure and green energy
- Hydroxide plant will provide the necessary infrastructure to convert spodumene into lithium hydroxide products for the electrification of the North American automobile industry


LG Energy Solution
PRIMERO
CENTREPORT CANADA
SNOW LAKE LITHIUM™

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ENABLING A SUSTAINABLE FUTURE Nasdaq: LITM IN 2020 LITHIUM PRODUCTION FELL 4.6% Lithium production by Country and demand projections 11 2020 Global Lithium mine production (and reserves) in thousand tonnes: 40.0 (4,700) — Australia 20.6 (9,200) — Chile 14.0 (1,500) — China 6.2 (1,900) — Argentina 1.9 (96) — Brazil 1.2 (220) — Zimbabwe 0.9 (60) — Portugal 0.9 (750) — US 0.5 (530) — RoW (including Canada) Supply shortfalls expected (MT) despite new planned lithium mining operations Source: includes data from US Geological Survey, British Geological Survey © UKRI and World Mining Data Source: Benchmark Mineral Intelligence – Lithium Forecast, Q1 2021 2015 2020 2025 2030 2035 2040 6,000,000 4,500,000 3,000,000 1,500,00 0 Project Supply Total Demand

ENABLING A SUSTAINABLE FUTURE Nasdaq: LITM GLOBAL LITHIUM DEMAND WILL MORE THAN DOUBLE BY 2024 Driven by acceleration of battery production Forecasted growth in lithium demand: • 47.3 kt in 2020 to 117.4 kt in 2024 (CAGR of 25.5%) 1 • 185 kt per year by 2030 (Source: IEA Global EV Outlook) 2 • c.65 % of global lithium is used for battery production 1 Global Lithium Consumption vs Electric Vehicle Battery Demand, 2014 - 2024 1 Source: GlobalData , Mining Intelligence Center 2 Source: IEA Global EV Outlook Source: GlobalData, Mining Intelligence Center, www.globaldata.com 12

ENABLING A SUSTAINABLE FUTURE Nasdaq: LITM Most lithium comes from brine and hard - rock deposits Battery production favours lithium hydroxide from hard - rock 13 • Lithium hard rock operations are extremely efficient, with lithium found in spodumene, a pyroxene mineral consisting of lithium aluminium inosilicate, LiAl (SiO3)2 • The lithium hosted in spodumene can be sustainably processed into either lithium hydroxide or lithium carbonate • Lithium hydroxide is better for the production of EV batteries with NCM 811 cathodes compared to lithium carbonate produced from brines • Spodumene also typically hosts higher lithium content in comparison brines

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ENABLING A SUSTAINABLE FUTURE Nasdaq: LITM Hard - rock lithium is less environmentally impactful than brine Using significantly less water and energy in production 15

ENABLING A SUSTAINABLE FUTURE Nasdaq: LITM ELECTRIC VEHICLE PRODUCTION DRIVING DEMAND FOR LITHIUM The global market is set to grow with a CAGR of 30% this decade Outlook for EV Market Share by Major Region Source: Deloitte Analysis, IHS Markit, EV - Volumes.com • Estimated worldwide EV sales: • 2.5 million in 2020 • 11.2 million in 2025 • 31.1 million by 2030 • EVs to represent c.32% of annual new car sales by 2030. • Policymakers are pushing OEMs towards lower emissions. Fuel economy regulations, quota systems and city policies all play a growing role • Batteries keep getting better and charging speeds are also rising • By the mid - 2020s, EVs are expected to reach up - front price parity – without subsidies – with internal combustion vehicles in most segments 16

ENABLING A SUSTAINABLE FUTURE Nasdaq: LITM DEMAND FOR EVs DRIVEN BY CORPORATE NET ZERO AMBITION Decarbonizing corporate fleets is a key focus for many Amazon plans to have 10,000 custom electric delivery vehicles on the road by 2022, and 100,000 by 2030. The EVs will help Amazon reach its goal of being carbon neutral by 2040. FedEx's entire parcel pickup and delivery fleet will be zero - emission EVs by 2040. The company plans to invest $2 billion into vehicle electrification, sustainable energy, and carbon sequestration. In 2020, UPS ordered 10,000 purpose - built electric vehicles from Arrival. The initial 10,000 vehicles are being rolled out in the UK, Europe and North America from 2020 to 2024, at an annual cost of hundreds of millions of dollars. 17

ENABLING A SUSTAINABLE FUTURE Nasdaq: LITM OEMs MAKING PUBLIC COMMITMENTS TO CAPTURE THE MARKET By 2023 more than 300 electric and plug - in hybrid models will be available 100% of sales from EVs by 2040 All - electric by 2035 Investing $7.4B in US EV production facilities Half of sales electric by 2025 Investing $30B in EVs by 2023 50% of sales from EVs by 2025 $30B commitment to EVs by 2025 Introducing 10 EVs by 2022 18

ENABLING A SUSTAINABLE FUTURE Nasdaq: LITM OEMs FOCUSED ON SUSTAINABLY SOURCED MATERIALS Traceability of raw materials is a key supply chain risk Global Purchasing & Supply Chain enrolling 100% of strategic suppliers in Sustainability Goals Framework Procurement uses a sustainability risk model for rating all suppliers and the country of origin Supplier CSR Guidelines require Tier - 1 suppliers to deploy policies to their suppliers Supplier Sustainability Guidelines & Green Purchasing Guidelines for all suppliers Recently joined the Initiative for Responsible Mining Assurance (IRMA) to promote the use of comprehensive, third - party assessments of mining practices Sustainability requirements are enshrined in contracts and specifications 19

ENABLING A SUSTAINABLE FUTURE Nasdaq: LITM …AND ARE NOW FACTORING TOTAL SUPPLY CHAIN EMISSIONS OEMS are committed to reducing their Scope 3 carbon emissions The automotive industry has largely focused on the reduction of tailpipe emissions; reducing material production emissions should also be a priority. Percent of Total Current Lifecycle Emissions of Internal Combustion Engine Vehicles Source: Natural and bio Gas Vehicle Association; expert interviews; McKinsey analysis 20 “Since 65 - 80% of emissions an automobile generates are from tailpipe emissions, and corresponding indirect emissions come from fuel supply, the industry has understandably focused on electrifying powertrains. However, to reach the full potential of automotive decarbonization — and achieve the zero - carbon car — industry players now must turn their attention to material emissions as well .” The zero - carbon car: Abating material emissions is next on the agenda – McKinsey (September 2020) The all - electric ID.3 is the first Volkswagen ever that is not just produced with a carbon - neutral balance but which is also delivered with a carbon - neutral balance.

ENABLING A SUSTAINABLE FUTURE Nasdaq: LITM TRANSPORTATION A MAJOR CONTRIBUTOR TO CLIMATE CHANGE Global CO 2 Emissions from Transportation Electric vehicles are key to meeting emission targets • Transportation accounts for around a fifth of global CO 2 emissions • Unlike sectors such as marine transportation and aviation, light passenger vehicles have a clear technological path to net - zero emissions by 2050: electrification 45.1% Road (passenger) (includes cars, motorcycles, buses and taxis) 29.4% Road (freight) (includes trucks and lorries) 11.6% Aviation 10.6% Shipping 2.2% Other 1.0% Rail 74.5% of transport emissions come from road vehicles 21 • Consumption of c.0.6 million barrels of oil products per day averted by EV use in 2019 • 17 countries have announced 100% zero - emission vehicle targets, or the phase - out of internal combustion engine vehicles by 2050 • USA climate envoy John Kerry described November’s COP26 Conference as "the last best chance" to avert the worst environmental consequences for the world

ENABLING A SUSTAINABLE FUTURE Nasdaq: LITM HIGHLIGHTS OF THE SNOW LAKE LITHIUM χ PROJECT 22 • Property includes multiple spodumene bearing pegmatite dykes, which typically appear in clusters • Indicated resource estimate of 9.08 Mt @ 1.00% Li 2 O; inferred resource estimate of 1.97 Mt @ 0.98% Li 2 O using a 0.3% Li 2 O cut - off grade • 20,000m of drilling completed in 2022. New resource estimate expected in Q4 2022. • Initial testing suggests that a fully functioning lithium mine could produce 160k tonnes per annum of 6% lithium ore concentrate over an 8 to 10 year period • Potential to significantly increase the resource through a targeted drilling strategy

SNOW LAKE
LITHIUM™ PROJECT

Located in mining-friendly jurisdiction with access and infrastructure

Large Secure Land Position

- Snow Lake has a strong land position encompassing 55,318 acres

Pro Mining Community

- HudBay operates the Lalor Mine and concentrator in the Snow Lake district
- Recent investments in the district by several mining companies demonstrate high confidence in the potential for new mine discoveries
- Nearly a century of historic and consistent mining in the area

Access

- Year round access to the Property can be gained via boat, barge, helicopter or winter ice/bush roads

Existing Infrastructure

- Powerline traversing the Property
- Airstrip located 8.5km to the north
- Major Road access within 11km
- Railway access 65km to the south


0 2.5 5 7.5 10 km
SNOW LAKE
LITHIUM

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SNOW LAKE LITHIUM™
PROJECT HIGHLIGHTS


TBL Property
Thompson Brothers
Sherritt Gordon
Local Area Geology Map
Thompson Brothers Lithium Project
Snow Lake, Manitoba
SNOW LAKE LITHIUM

The lithium enriched Thompson Brothers (TB) and Sherritt Gordon (SG) pegmatite dyke clusters occur on either side of the Crowduck Bay Fault that bisects the property

Drill results show promise of significant lithium resource

Excellent Dimensions

- The Thompson Brothers dyke has been drill tested over a 1Km strike and to a vertical depth of 1/2 Km
- The deposit is tabular in form and dips near vertical

Excellent Widths

- The deposit averages 7 to 10m in true width

Consistent Grades

- Li_2O grades within the deposit are consistent from contact to contact and drill hole to drill hole. Simplest structure possible making it easier to predict

Mining

- Snow Lake sees the potential for an underground mining operation accessed via ramp at Thompson Brothers and potential open pit opportunities at Sheritt Gordon.
- A small open pit could be used to extract the crown pillar to the deposit at Thompson Brothers.

Exploration Upside

- Snow Lake Lithium is confident it can delineate significant additional lithium resources along strike and down dip at the Thompson Brothers deposit
- Additional resources can also be developed within the SG Pegmatite cluster. Historical drilling in 1942 confirmed spodumene in 20 holes (not included in existing resource)

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ENABLING A SUSTAINABLE FUTURE Nasdaq: LITM A ZERO CARBON MINE POWERED BY RENEWABLE ENERGY Working together with leading partners to ensure emissions are net zero One of Canada’s largest integrated electricity and natural gas distribution utilities, with over 97% of electricity produced from hydroelectric renewable. A leading innovator in mining technology, providing power solutions for sustainable development. Meglab signed an MOU with Snow Lake Lithium to develop the world’s first all - electric lithium mine. 25 Manufacturer of electric mining equipment. Epiroc signed an MOU with Snow Lake Lithium to supply equipment and tools for surface and underground applications.

ENABLING A SUSTAINABLE FUTURE Nasdaq: LITM PERFECTLY POSITIONED TO SUPPLY A CRITICAL RESOURCE TO THE NORTH AMERICAN EV AND BATTERY MARKET • Global lithium demand is set to more than double by 2024, mainly driven by electric vehicle (EV) and battery production needed to reduce global carbon emissions • As EV and battery production in North America increases, Snow Lake Lithium will deliver this critical resource in the most sustainable way • We are a business that balances purpose and profit, which is set to benefit from the transition to electric transportation 26 Snow Lake Lithium

ENABLING A SUSTAINABLE FUTURE Nasdaq: LITM CLOSE PROXIMITY TO LOW EMISSION TRANSPORTATION NODES Arctic Gateway Group (owner of Hudson Bay Railway) is made up of 627 miles of former Canadian National (CN) trackage, with a network that connects with CN in The Pas. Easy access to Global manufacturing centres by rail and sea • 65 km from Hudson Bay Railway • Direct access South to the United States rail network • Direct access North to Port of Churchill (Europe by ship) 27 Snow Lake Lithium

STRATEGICALLY LOCATED TO SUPPLY
THE NORTH AMERICAN "AUTO ALLEY"

Located at the tip of the NAFTA "superhighway" with easy access to North American battery and electric vehicle manufacturing sites.

Addresses three major issues for manufacturers:

- North American source of lithium
- Low transportation costs
- Reducing supply chain emissions

1. **Snow Lake Lithium**
2. Ford Ion Park, Southeast MI
3. LG Energy Solution battery facility, Holland, MI
4. GM/LG Energy Solutions battery plant (2022), Lordstown, OH
5. Panasonic/Tesla battery facility, Reno, NV
6. GM/LG Energy Solution battery plant (proposed), Spring Hill, TN



Churchill
1
Vancouver
Seattle
Duluth
2
3
4
5
6
Montreal
Ottawa
Toronto
Pocatello
Iowa Inland Port
Chicago
Omaha
Denver
Kansas City
Washington, D.C.
Oklahoma City
Los Angeles
Long Beach
Alliance Texas
Denton
Ft. Worth
Dallas
San Antonio
Laredo
Houston
Corpus Christi
Monterrey

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ENABLING A SUSTAINABLE FUTURE Nasdaq: LITM FULLY INTEGRATED PROCESSING STRATEGY 29

ENABLING A SUSTAINABLE FUTURE Nasdaq: LITM KEY TIMELINE Current estimates for timing of key milestones at Snow Lake Lithium χ Project Q4 2021 Preliminary exploration program Initial Public Offering Initiate Metallurgical Studies Begin Permitting & Environmental Process Additional Drilling and Drone Survey Initiate Feasibility Studies Begin Site Development Construct and Commission Commercial Mining 2017 - 18 Q4 2021 Q4 2021 Q4 2021 2022 2024 2024/2025 30 Q1 2022 Drilling 20,000m Q4 2022 Resource Update We are here

ENABLING A SUSTAINABLE FUTURE Nasdaq: LITM ENGAGEMENT AND SUPPORT OF LOCAL COMMUNITY We are acutely aware of the need to respect human rights and the interests, cultures, customs and values of employees and communities affected by our activities. As a company seeking B Corp certification this is embedded in our operating philosoph y. “Snow Lake Lithium fits well within Manitoba’s priorities to expand mining operations, green manufacturing and employment” Dori Gingera - Beauchemin Manitoba Deputy Minister for Agriculture and Resource Development 31 “Snow Lake Lithium will be a beneficial project not just for Snow Lake and Northern Manitoba but for the entire province. The economic potential of this exciting project is one that the Manitoba Chambers of Commerce and the Manitoba Mineral Development Fund is proud to support” Chuck Davidson President, Manitoba Chamber of Commerce “The Snow Lake Chamber of Commerce is excited for the upcoming winter drill program by Snow Lake Lithium! We have been impressed with Dale Schultz and his team from the beginning and would love to see one of the world’s most sought after minerals being mined in our community!” Gerard Lamontagne President, Snow Lake Chamber of Commerce

EXPERIENCED AND PURPOSE-LED LEADERSHIP

With 100 years of combined mining industry knowledge



Philip Gross

CEO & Board Member

- Globally recognised mining sector leader with more than 20 years experience in leading resources and mining operations
- Expert knowledge and relationships with global commodities and supply chain management firms
- Current external positions include CIO at Temple Asset Management, a leader in resource development and investment
- Previously the CEO of Royal Standard Minerals, a public gold producer



Derek Knight

Secretary and COO

- Operations focused executive with more than 15 years experience in construction and project management in large industrial environments
- Most recently held position of COO and Vice President of Operations for an operating quarry
- Early career included time with Jacobs and Unilever as a Maintenance Planner and continuous improvement lead
- Holds several professional trade licenses



Dale Schultz (P.Geo.)

VP Resource Dev & Board Member

- Veteran exploration and mining expert with a career spanning 30 years
- Geological work at multiple mines including Echo Bay Lupin, Claude Resources Seabee, Battle Mountain Hemlo Camp, Battle Mountain Kori Kollo
- Local knowledge from TVX New Britannia in Snow Lake, Manitoba
- International consulting experience in Bolivia, Ecuador, Mexico, Columbia, Peru, Paraguay, Honduras, Haiti, and Myanmar



Keith Li (CPA, CA)

CFO

- Senior finance executive with over 15 years experience providing executive level financial services to public companies
- IFRS compliant financial statements and MD&A
- Previously held senior finance roles in the mining industry at Jubilee Gold Exploration and US Critical Metals Corp.
- Fluent oral and written skills in English, French & Chinese



Adam Savitz

Independent ESG Advisor

- Purpose-driven and highly networked cross-functional ESG leader, with 16 years of global experience inspiring CEOs and companies across sectors, to design, build and execute pioneering ESG strategies
- Advised mining companies around the world
- Previously held positions with PwC (Sustainability and Climate Change team) and as an ESG analyst at Innovest (now MSCI ESG) modelling sustainability data



Brian Youngs (C.Tech.)

VP Exploration

- Leading mining consultant and Field Manager with more than 20 years experience specialising in new mining operations
- 10 years as a senior airborne geophysics technician with Geotech Ltd
- Board member at Garnet Gold and lead technical advisor to Temagami Gold Inc. (Progenitor Metals)
- Member of Ontario Association of Certified Engineering Technicians and Technologists

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ENABLING A SUSTAINABLE FUTURE Nasdaq: LITM EXPERIENCED AND PURPOSE - LED LEADERSHIP Independent Board Members Nachum Labkowski Independent Board Member • A director since November 2018, Nachum Labkowski is currently the Chief Executive Officer and principal investor in Halevi Enterprises, a private equity firm which he founded in 2010 that holds equity in more than 30 private companies and invests in real estate worldwide. • Mr. Labkowski’s unique approach to investing has provided significant returns from those companies he has invested in to date. Hadassah Slater Independent Board Member • A director since October 2021, Hadassah Slater brings with her 10 years of leadership experience as President of Board of Directors for a large Canadian non - for - profit company. • Ms. Slater has created a $33 million dollar non - profit centre in Toronto, Canada using various government and private charitable funds and grants. • Her latest project created an endowment fund for this NFP with plans of future exponential growth. • Her broad experience in strategic business direction, employee leadership, government lobbying, and investor relations is valuable. 33 Allan Engel Independent Board Member • A director since September 2021, Allan Engel has three decades experience in managing investments on behalf of private and family trusts in the United Kingdom, Europe and Israel. • Since 2014 he has built up a portfolio of investments in the UK concentrating mainly on real estate, but also publishing and broadcast media.

ENABLING A SUSTAINABLE FUTURE Nasdaq: LITM BALANCE SHEET, CAP TABLE AND USE OF PROCEEDS 34 Cap Table (as of 9/ 23 /2022 ) Common Stock Outstanding 17,924,758 Warrants (WAEP: $2.92)* 821,106 Options (WAEP: $ 5.68)* 1,582,407 Fully Diluted 20,328,271 Cash Balance: CAD $19,955,558 (US $14,803,826) - as of 9/23/2022 Management Ownership (~12%) Use of Proceeds: R esource development activities, technical studies and reports, working capital and general corporate purposes *WAEP shown are in approximate US$ amounts using Dec 30, 2021 FX rate of $1.2777 CAD to $1 USD

ENABLING A SUSTAINABLE FUTURE Nasdaq: LITM 35 GOVERNMENT AND COMMUNITY PARTNERS

ENABLING A SUSTAINABLE FUTURE Nasdaq: LITM 36 PROFESSIONAL PARTNERS

ENABLING A SUSTAINABLE FUTURE Nasdaq: LITM SNOW LAKE LITHIUM NEWS SNAPSHOT 37 Elektrek , February 2022 Clean Technica , September 2022 Renewable Energy Magazine , February 2022 Car Scoops , September 2022 Global media coverage to date: More than 200 articles reaching an audience of 5 billion people Carbuzz , February 2022 News Week , February 2022 MSN , September 2022 Autocar , September 2022 Inside EVs , September 2022 Auto Motor Sport, February 2022 Daily Advent , February 2022 Auto Motor Sport, February 2022

ENABLING A SUSTAINABLE FUTURE Nasdaq: LITM APPENDIX THE GEOLOGY 38

ENABLING A SUSTAINABLE FUTURE Nasdaq: LITM PEGMATITES TYPICALLY OCCUR IN CLUSTERS 39 • Lithium pegmatite dykes account for about one - fourth of the world’s lithium production and are a distinct class of mineral deposits. • Pegmatite dykes are late stage igneous rocks characterized by distinctive textures and massive crystals that may range up to several metres in size. • Pegmatites tend to be intruded into shallow crustal depths along anisotropies such as faults, fractures, foliation, and bedding. Overview of lithium pegmatite deposit geology • Pegmatites do not form in isolation: they typically occur as members of larger populations of cogenetic bodies numbering tens to hundreds and occupying a few tens of square kilometres, or districts. At the district scale, pegmatites typically display mineralogical and geochemical zonation that is broadly concentric surrounding an exposed or inferred granitic pluton. • The lithium enriched Thompson Brothers (TB) and Sherritt Gordon (SG) pegmatite dyke clusters occur on either side of the Crowduck Bay Fault that bisects Snow Lake’s Property.

ENABLING A SUSTAINABLE FUTURE Nasdaq: LITM THOMPSON BROTHERS LITHIUM PEGMATITE DYKE CLUSTER 40 The Thompson Brothers Lithium deposit represents only one of several lithium - enriched pegmatite dykes forming a cluster associated with the Crowduck Bay Fault • The deposit was drilled in 2017/18 and results have confirmed the resource potential of the lithium deposit. Over 8,100m of drilling occurred on TBL in 2022, which has not yet formed part of a resource estimate. • The lithium mineralization occurs as spodumene, a coarse grained, green mineral, rich in lithium - LiAl (SiO3) 2 Thompson Brothers Lithium Pegmatite Dyke Cluster

ENABLING A SUSTAINABLE FUTURE Nasdaq: LITM THOMPSON BROTHERS LITHIUM DEPOSIT 41 • The Thompson Brothers deposit has been drill tested 1 km along strike and to a vertical depth of ½ Km. • The mineralization averages 7 to 10m in thickness. • Drilling results have delivered consistent lithium grades, excellent widths and the mineralization remains open along strike and to depth. • Potential to develop small surface starter pit on the crown pillar followed by ramp access and underground bulk mining methods. • The mineralization is composed of quartz, feldspar, spodumene and micas. Deposit has no sulphide minerals Spodumene (Li 2 O) Pegmatite from TBL

ENABLING A SUSTAINABLE FUTURE Nasdaq: LITM DRILLING STRATEGY TO INCREASE RESOURCE • Current Global Resources: 11.1 Million Tonnes at 1.0% Li 2 O • In 2022, over 20,000m of drilling occurred which will be used towards a resource update in Q4 2022. • The deposit is open in all directions and Snow Lake is confident that the resource can be easily expanded to > 20 Mt • Exploration has only taken place on less than 1% of the land package 42 Snow Lake’s drilling program was designed to achieve the following: • Define the extensions of the deposit • Expand the current resource base • Explore the SG dyke cluster and identify additional resources

ENABLING A SUSTAINABLE FUTURE Nasdaq: LITM RESOURCE ESTIMATION 43 Indicated Resource of 9.08 Mt at 1.00% Li 2 O and an Inferred Resource of 1.97 Mt @ 0.98% Li 2 O using a 0.3% Li 2 O cut - off grade

ENABLING A SUSTAINABLE FUTURE Nasdaq: LITM OUTSIDE TARGET SHERRITT GORDON CLUSTER (SG) 44 • SG lithium pegmatite dyke cluster consists of three lithium pegmatite dykes located on the west side of the Crowduck Bay Fault • The SG - 1 dyke was drill tested in 1942 to a depth of 50m and the dyke remains open at depth. • Drill results of 1.84% LI 2 O over 6.32 meters at SG • The Grass River (GR) lithium pegmatite was discovered in August of 2018 by routine prospecting and is interpreted to be part of the SG lithium pegmatite dyke cluster • Drill results of 3.35% Li2O over 3 meters and widths of 5 to 6 meters • Over 9,800 meters of drilling was conducted to test the SG and GR dykes in 2022.

ENABLING A SUSTAINABLE FUTURE Nasdaq: LITM 45 FEASIBILITY STUDIES HAVE BEGUN • Feasibility Process Has Begun • Environmental Baseline Study Has Begun Mine Layout

ENABLING A SUSTAINABLE FUTURE Nasdaq: LITM Contact: Investor Relations Snow Lake Resources Ltd., d/b/a Snow Lake Lithium Ltd. email: ir@snowlakelithium.com twitter: @SnowLakeLithium website: snowlakelithium.com 46